UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

-----------------------------------------

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 14, 2012

ESCO TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in Charter)

Missouri	1-10596	43-1554045
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of Incorporation)	File Number)	Identification No.)

9900A Clayton Road, St. Louis, Missouri	63124-1186
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   314-213-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.113d-4 (c))

Item 1.01                      Entry into a Material Definitive Agreement

The information set forth in Item 2.03 of this Form 8-K is incorporated into this Item 1.01 by reference.

Item 1.02                      Termination of a Material Definitive Agreement

Upon the effectiveness of the Credit Agreement defined and described in Item 2.03, the Registrant’s prior Credit Agreement dated November 30, 2007, among the Registrant, PNC Bank National Association (successor to National City Bank) and the lenders from time to time parties thereto, as amended (the “2007 Credit Agreement”), was terminated.  The 2007 Credit Agreement had been scheduled to expire by its terms on November 30, 2012.  A description of the 2007 Credit Agreement is incorporated by reference to Item 2.03 of Registrant’s Form 8-K filed December 6, 2007, and to Item 2.03 of Registrant’s Form 8-K filed January 15, 2010.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 14, 2012, the Registrant entered into a $450,000,000 five-year revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent, PNC Bank, National Association, as syndication agent, SunTrust Bank, Wells Fargo Bank, National Association and Bank of America, N.A., as co-documentation agents, and five other participating lenders (the ”Credit Facility”).  The Credit Facility is secured by the unlimited guaranty of the Registrant's material U.S. subsidiaries and the pledge of 65% of the share equity of each of the Registrant's material foreign subsidiaries.  The Credit Facility replaced the Registrant's $330 million revolving credit facility that would otherwise have matured in November, 2012.  Through a credit facility expansion option, the Registrant may elect to increase the size of the credit facility by entering into incremental term loans, in any agreed currency, at a minimum of $25,000,000 each up to a maximum of $250,000,000 aggregate. In addition to loans drawn down by the Registrant, certain of the Registrant’s foreign subsidiaries may draw loans on the Credit Facility. The Registrant and its subsidiaries, subject to certain limits and restrictions, may from time to time request the issuance of letters of credit under the Credit Facility.  Letters of credit issued on behalf of subsidiaries will be guaranteed by the Registrant.  Under the $450,000,000 revolver, US dollar equivalent loans and letters of credit are limited to $75,000,000.

As well as refinancing the existing debt, the Registrant intends to use the Credit Facility to finance capital expenditures, permitted acquisitions and/or permitted repurchases of its outstanding capital stock, and for general corporate and working capital purposes.  As of May 15, 2012 approximately $143,000,000 in borrowings were outstanding under the Credit Facility.  Interest on loans under the Credit Facility may be calculated at a spread over either an alternate base bate or Eurocurrency (Adjusted LIBO Rate or LIBO Rate) , at the Registrant's election.  In addition, the Registrant will pay a commitment fee on the Credit Facility and certain other fees.

The Credit Facility imposes various restrictions on the Registrant, including usual and customary limitations on the ability of the Registrant or any of its subsidiaries to incur debt, to grant liens upon their assets, and prohibition of certain consolidations, mergers, and sales and transfers of assets by the Registrant and its subsidiaries.  In addition, so long as any amounts remain outstanding or unpaid under the Credit Facility, the Registrant may not exceed a stated consolidated interest expense to EBITDA (as measured on a rolling four quarter basis) ratio and a stated funded debt to EBITDA (as measured on a rolling four quarter basis) ratio.  The Credit Facility includes usual and customary events of default for facilities of this nature (with customary grace periods, as applicable) and provides that, upon the occurrence of an event of default, payment of all amounts payable under the Credit Facility may be accelerated and/or the lenders' commitments may be terminated.  In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Facility will automatically become immediately due and payable, and the lenders' commitments will automatically terminate.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.                        Description of Exhibit

4.1
Credit Agreement dated as of May 14, 2012 among the Registrant, the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, PNC Bank, National Association as Syndication Agent, and SunTrust Bank, Wells Fargo Bank, National Association and Bank of America, N.A. as Co-Documentation Agents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESCO TECHNOLOGIES INC.

Dated:  May 18, 2012                                                                             By:   /s/G.E. Muenster
G.E. Muenster
Executive Vice President
and Chief Financial Officer